Exhibit 10.1

Date	To
August 13, 2009	Bruce M. Witherell

From
Charles E. Haldeman

Subject
Your Compensation as Chief Executive Officer

On behalf of the Compensation Committee (“Committee”) of Freddie Mac’s Board of Directors (“Board”), this memorandum sets forth Freddie Mac’s agreement to employ you as its Chief Operating Officer, effective no later than September 14, 2009, pursuant to the terms and conditions set forth herein. The terms and conditions set forth herein supersede any previous communications you may have had with Freddie Mac, the Federal Housing Finance Agency (“FHFA”), or the Department of the Treasury.

As you are aware, there is substantial uncertainty regarding executive compensation practices in the financial services industry as a result of numerous government actions and the recently issued regulations. Our regulator, the FHFA, is working diligently with the Department of the Treasury to provide us with guidance on the impact of the new regulations on Freddie Mac’s compensation programs. Until FHFA and the Department of the Treasury are able to provide us with greater clarity, we are not able to make an offer with respect to several elements of what we would expect to comprise your total compensation package.

Nevertheless, we want to make you the offer outlined in this memorandum with the understanding that once FHFA provides final guidance regarding the structure of executive compensation it is our intention to structure a compensation package consistent with compensation being offered to chief operating officers at our major competitors. The terms and conditions in this letter have been approved by the Compensation Committee (the “Committee”) of Freddie Mac’s Board of Directors and James D. Lockhart, the Federal Housing Finance Agency’s Director, who has also consulted with the Department of the Treasury.

As Freddie Mac’s Chief Operating Officer, you shall report to me, Freddie Mac’s Chief Executive Officer, or my successor, and have the same status, privileges, and responsibilities normally inherent in such capacity in corporations of similar size and character. You shall also perform such additional duties as the Board may from time to time reasonably assign to you.

During your employment as Chief Operating Officer, you agree to devote substantially your full time, attention, and energies to Freddie Mac’s business, and to not be engaged in any

Compensation Terms — August 13, 2009

other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, other than service on outside Boards as approved by the Committee. This restriction shall not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Personal Securities Investments Policy.

Please review and confirm that such terms and conditions conform to your understanding by returning to Paul George, Freddie Mac’s Executive Vice-President of Human Resources and Corporate Services, a signed copy of this memorandum.

I.	Compensation

Freddie Mac agrees to pay you the following:

A. Base Salary

Your annualized base salary shall be no less than $700,000 and will be paid subject to Freddie Mac’s executive compensation plans, practices and policies in effect as of the date of payment. Subject to approval by FHFA after consulting with the Department of the Treasury, the Committee has the discretion to determine whether to implement a salary increase.

If you terminate your employment with Freddie Mac at any time for any reason, your salary will terminate as of the date your employment terminates.

B. Additional Incentive Opportunity

To the extent permitted by FHFA and after we receive clarification on the above referenced regulatory actions impacting executive compensation, we would propose to provide you with a short-term and long-term target incentive opportunity that when added to your base salary would be consistent with the level of compensation provided by our major competitors.

Once established, your short-term target incentive opportunity for 2009 will be pro-rated based on your date of hire. Your long-term incentive opportunity for 2009 will be pro-rated based on the maximum number of whole months that you can work during the long-term incentive’s performance period(s).

The actual dollar amount of the incentive opportunity you receive shall be determined in the sole discretion of the Committee, subject to approval by FHFA after consulting with the Department of the Treasury, as appropriate, and may be based on an assessment of performance against your individual objectives, as well as company and division performance against Freddie Mac’s annual corporate Scorecard.

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II.	Relocation Benefit

You shall receive the relocation benefit consistent with the Company’s executive relocation package.

In lieu of the 90-day temporary living program provided under our standard executive relocation benefits, you will be provided with no more than nine months of temporary lodging for you and your family at a local apartment and reimbursement for reasonable commuting and necessary living expenses.

In addition to the benefits provided under our standard executive relocation program, you will be reimbursed for travel to/from the Washington D.C. area and your current residence during the temporary lodging period. Each member of your immediate family may make a single trip every three weeks during the temporary living period to/from the Washington D.C. area and your current residence for which you will be reimbursed.

The Company will not provide a gross-up of any relocation expenses regardless of whether the benefit is provided on an exception basis or pursuant to the Company’s normal executive relocation benefit.

III.	Other Benefits

You will be eligible to participate in all employee benefit plans offered to Freddie Mac’s senior executive officers (as may be modified or terminated from time to time by Freddie Mac in its sole discretion) pursuant to the terms set forth in the applicable plan. In summary, our benefit plans consist of the following:

•	Health and Welfare — Competitive and flexible medical benefits program for you and your eligible dependants with several options to choose from. Dental and vision coverage for you and your dependants that covers a wide variety of services.

•	Thrift/401(k) Savings Plan — You will be able to contribute on a pre-tax basis and Freddie Mac will begin matching a portion of your contributions — based on years of service — up to 6% of pay. This plan also includes a Company annual discretionary contribution called the “Basic Contribution”, which is in addition to the matching contribution and is based on a defined formula with a five year vesting schedule.

•	Pension Plan — Provides benefits based on a formula that takes into account your age, salary, and years of service. The formula is, in summary, 1% x Highest Average Monthly Pay for a Consecutive 36 Month Period x Years of Service. You will vest in this benefit after five-years of service. Benefits are normally paid out in the form of a monthly annuity beginning at age 65.

•	Supplemental Executive Retirement Plan (SERP) — An unfunded non-qualified plan for officers intended to make up for employer provided contributions and/or benefits under

Compensation Terms — August 13, 2009

the Pension Plan and Thrift/401(k) Savings Plan that are capped due to Internal Revenue Code limitations.

•	Income Protection — Provides short-term disability and long-term disability income protection, life insurance, accidental death and personal loss insurance, and business travel accident coverage.

Under a separate cover we are sending details of our employee benefit plans. As a new employee, when you first become eligible for benefits, you may select the plans that best meet your needs and those of your family by logging on to http://netbenefits.fidelity.com. Shortly after your start date, you will receive an email from the “Benefits Center” instructing you to log on to Fidelity NetBenefits to make your benefits elections.

You will not receive any information at your home address. Your enrollment window is 30 days. During Orientation, our flexible benefits program and information about enrollment, will be explained in greater detail. Please visit our new hire website, Step Inside, http://www.freddiemac.com/careers/stepinside/, for information about working at Freddie Mac.

IV.	Vacation

As an officer, you are eligible to accrue up to 20 days of core vacation during your first calendar year of employment. This equates to 6.46 hours each pay period; you begin accruing vacation starting your first complete pay period.

Starting in 2010 (your second calendar year of employment), you will have the opportunity to continue to accrue 20 days vacation during each calendar year. You will be provided more information following your start of employment.

V.	Compensation In the Event of Termination

In the event that Freddie Mac terminates your employment for reasons other than “Cause” (as defined in Attachment A hereto), then Freddie Mac will provide you with severance pay and other benefits in an amount equal to that provided to Freddie Mac’s senior executive officers pursuant to the terms of an applicable severance policy in effect as of the date of your termination of employment.

In the event that Freddie Mac terminates your employment for any reason or you voluntarily terminate your employment, then Freddie Mac will provide you with any earned but unpaid base salary (that is paid semi-monthly in cash) through the date of termination, any accrued but unpaid vacation through the date of termination, and any reasonable business expenses incurred through the date of termination.

In the event that any compensation or benefit to be provided pursuant to the terms of this Paragraph V constitutes nonqualified deferred compensation subject to section 409A of the Internal Revenue Code, then any payment of such compensation or benefit shall be delayed

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to the extent necessary to comply with Internal Revenue Code section 409A(a)(2)(B)(i) and accompanying Treasury regulations and other applicable Treasury or Internal Revenue Service guidance.

Your employment shall be deemed terminated within the meaning of Paragraph V in the event you for any reason other than “Cause” (as defined in Attachment A hereto) no longer serve as the Chief Operating Officer, your responsibilities as Chief Operating Officer are materially diminished, or your base salary is reduced.

VI.	Restrictive Covenant Agreement

The terms of compensation provided in this memorandum are contingent on your agreement to be bound by the terms of the enclosed Restrictive Covenant Agreement, which you must sign and return together with a signed copy of this memorandum. It is included as Attachment B.

VII.	Recapture Agreement

The terms of compensation provided in this memorandum are contingent on your agreement to be bound by the terms of the enclosed Recapture Agreement, which you must sign and return together with a signed copy of this memorandum. It is included as Attachment C.

VIII.	Escrow Agreement

You acknowledge that payments of compensation and benefits, including any termination of employment payment pursuant to Paragraph V, are subject to escrow in the event prior to the first anniversary of the termination of your employment for any reason FHFA files a Notice of Charges alleging misconduct by you that was knowing and caused or would be likely to cause a substantial loss to Freddie Mac and directs the company to escrow compensation and benefits that otherwise may be paid to you. In the event it is subsequently determined that no misconduct occurred, the amount placed in escrow shall be paid to you, plus reasonable interest for the period of escrow.

IX.	Indemnification Agreement

Freddie Mac agrees to enter into an indemnification agreement with you that has terms and conditions consistent with those provided to all other executive officers of the Company.

X.	Assignment by Freddie Mac

This Agreement is binding upon and shall inure to the benefit of the Company’s successors and assigns. The Company may assign this Agreement in connection with a merger, consolidation, assignment, sale, operation of law, or other disposition of substantially all of its

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assets or business, without the consent of Employee, provided the assignee acknowledges that the Agreement is binding upon it. This Agreement may not be assigned by Employee.

XI.	FHFA Approval

Notwithstanding FHFA’s approval of the terms and conditions of compensation provided herein, including compensation to be paid to you in the event of the termination of your employment, you acknowledge and understand that such approval is subject to reassessment. If a severance triggering event were to occur, any future payout would be subject to the review and approval of the Director of the FHFA at that time.

XII.	Reservation of Rights

This memorandum is not intended, nor shall it be interpreted, to constitute a contract of employment for a specified duration, and each of you and Freddie Mac retain the discretion to terminate the employment relationship at any time for any lawful reason.

During the course of your review of this memorandum, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.

This memorandum shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

/s/ Charles E. Haldeman	August 17, 2009

Charles E. Haldeman	Date
Chief Executive Officer

I agree to the terms of this memorandum, which includes Attachments A, B, and C.

/s/ Bruce M. Witherell	August 17, 2009

Bruce M. Witherell	Date

Attachments

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ATTACHMENT A
TO
August 13, 2009 MEMORANDUM TO BRUCE M. WITHERELL

Definition of “Cause”

For the purposes of the memorandum agreement, “Cause” shall mean the occurrence of one or more of the following:

(i) You commit a felony or any crime involving moral turpitude;

(ii) In carrying out your duties, you engage in conduct that constitutes gross neglect or gross misconduct or any material violation of applicable Freddie Mac rule or policy, including any policy relating to investment by Freddie Mac employees in securities, the violation of which amounts to gross neglect or gross misconduct;

(iii) You materially breach any provision of this memorandum agreement; or

(iv) Any other willful or malicious misconduct on your part that is substantially injurious to Freddie Mac.

In each case, “Cause” shall not exist unless and until Freddie Mac has delivered to you a copy of a resolution duly adopted by a majority of the entire Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board an event set forth in subclauses (i), (ii), (iii) or (iv) has occurred.

In the case of an event set forth in subclauses (ii) or (iii), if Freddie Mac in its sole discretion determines that remedial action is appropriate and feasible, Freddie Mac will provide you with a reasonable opportunity to take such action (i.e., not to be unreasonably withheld), and “Cause” shall not exist if you make a good faith effort to remedy the event.

During the period commencing on the date Freddie Mac notifies you that it intends to call a meeting of the Board of Directors to terminate your employment for “Cause” pursuant to this memorandum agreement, Freddie Mac may reduce your responsibilities and duties and any such reduction or diminishment in your responsibilities and duties during such period shall not constitute the termination of your employment.

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Attachment B

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

In exchange for the mutual promises and consideration set forth below, this Restrictive Covenant and Confidentiality Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and Bruce M. Witherell (“Executive”), effective on the date the Executive assigns a personal signature to this agreement.

I.	Definitions

The following terms shall have the meanings indicated when used in this Agreement.

A.      Prohibited Competition: Considering offers of employment from, seeking or accepting employment with, directly or indirectly providing professional services to, becoming a director of, or being an investor (representing more than a five (5) percent equity interest) in, (i) Fannie Mae (ii) all Federal Home Loan Banks (including the Office of Finance); and (iii) such other entities to which the Executive and the Company may agree in writing from time-to-time.

B.      Confidential Information: Information or materials in written, oral, magnetic, digital, computer, photographic, optical, electronic, or other form, whether now existing or developed or created during the period of Executive’s employment with Freddie Mac, that constitutes trade secrets and/or proprietary or confidential information. This information includes, but is not limited to: (i) all information marked Proprietary or Confidential; (ii) information concerning the components, capabilities, and attributes of Freddie Mac’s business plans, methods, and strategies; (iii) information relating to tactics, plans, or strategies concerning shareholders, investors, pricing, investment, marketing, sales, trading, funding, hedging, modeling, sales and risk management; (iv) financial or tax information and analyses, including but not limited to, information concerning Freddie Mac’s capital structure and tax or financial planning; (v) confidential information about Freddie Mac’s customers, borrowers, employees, or others; (vi) pricing and quoting information, policies, procedures, and practices; (vii) confidential customer lists; (viii) proprietary algorithms; (ix) confidential contract terms; (x) confidential information concerning Freddie Mac’s policies, procedures, and practices or the way in which Freddie Mac does business; (xi) proprietary or confidential data bases, including their structure and content; (xii) proprietary Freddie Mac business software, including its design, specifications and documentation; (xiii) information about Freddie Mac products, programs, and services which has not yet been made public; (xiv) confidential information about Freddie Mac’s dealings with third parties, including dealers, customers, vendors, and regulators; and/or (xv) confidential information belonging to third parties to which Executive received access in connection with Executive’s employment with Freddie Mac. Confidential Information does not include general skills, experience, or knowledge acquired in connection with Executive’s employment with Freddie Mac that otherwise are generally known to the public or within the industry or trade in which Freddie Mac operates.

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C.      Severance: Cash compensation paid pursuant to Freddie Mac’s Severance Policy.

D.      Severance Policy: Freddie Mac Policy 3-254.1 (Severance — Officers), or any subsequent and superceding severance policy.

II.      Non-Competition

Executive recognizes that as a result of Executive’s employment with Freddie Mac, Executive has access to and knowledge of critically sensitive Confidential Information, the improper disclosure or use of which would result in grave competitive harm to Freddie Mac. Therefore, Executive agrees that during Executive’s employment with Freddie Mac and for twenty-four (24) months immediately following termination of Executive’s employment for any reason, Executive shall not engage in Prohibited Competition. Executive acknowledges and agrees that this covenant has unique, substantial and immeasurable value to Freddie Mac, that Executive has sufficient skills to provide a livelihood for Executive while this covenant remains in force, and that this covenant will not interfere with Executive’s ability to work consistent with Executive’s experience, training and education. This non-competition covenant applies regardless of whether Executive’s employment is terminated by Executive, by Freddie Mac, or by a joint decision.

III.      Non-Solicitation and Non-Recruitment

During Executive’s employment with Freddie Mac and for a period of twelve (12) months after Executive’s termination of employment for any reason, Executive shall not directly or indirectly, on his own behalf of or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity, recruit or solicit or attempt to recruit or solicit or assist another to recruit or solicit any person (who at such time is employed as a Freddie Mac officer (or equivalent) to cease their employment relationship with Freddie Mac for the purpose of their being employed by or providing professional services to any other entity or person; provided that this section shall not be construed as a prohibition on the ability of Executive to provide a reference to any person or entity with which Executive has no affiliation provide the Freddie Mac employee has notified Freddie Mac of their intent to terminated their employment with Freddie Mac.

IV.	Treatment of Confidential Information

A.      Non-Disclosure. Executive recognizes that Freddie Mac is engaged in an extremely competitive business and that, in the course of performing Executive’s job duties, Executive will have access to and gain knowledge about Confidential Information. Executive further recognizes the importance of carefully protecting this Confidential Information in order for Freddie Mac to compete successfully. Therefore, Executive agrees that Executive will neither divulge Confidential Information to any persons, including to other Freddie Mac employees who do not have a Freddie Mac business-related need to know, nor make use of the

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Confidential Information for the Executive’s own benefit or for the benefit of anyone else other than Freddie Mac. Executive further agrees to take all reasonable precautions to prevent the disclosure of Confidential Information to unauthorized persons or entities, and to comply with all Company policies, procedures, and instructions regarding the treatment of such information.

B.      Return of Materials. Executive agrees that upon termination of Executive’s employment with Freddie Mac for any reason whatsoever, Executive will deliver to Executive’s immediate supervisor all tangible materials embodying Confidential Information, including, but not limited to, any documentation, records, listings, notes, files, data, sketches, memoranda, models, accounts, reference materials, samples, machine-readable media, computer disks, tapes, and equipment which in any way relate to Confidential Information, whether developed by Executive or not. Executive further agrees not to retain any copies of any materials embodying Confidential Information.

C.      Post-Termination Obligations. Executive agrees that after the termination of Executive’s employment for any reason, Executive will not use in any way whatsoever, nor disclose any Confidential Information learned or obtained in connection with Executive’s employment with Freddie Mac without first obtaining the written permission of the Executive Vice President of Human Resources of Freddie Mac. Executive further agrees that, in order to assure the continued confidentiality of the Confidential Information, Freddie Mac may correspond with Executive’s future employers to advise them generally of Executive’s exposure to and knowledge of Confidential Information, and Executive’s obligations and responsibilities regarding the Confidential Information. Executive understands and agrees that any such contact may include a request for assurance and confirmation from such employer(s) that Executive will not disclose Confidential Information to such employer(s), nor will such employer(s) permit any use whatsoever of the Confidential Information. To enable Freddie Mac to monitor compliance with the obligations imposed by this Agreement, Executive further agrees to inform in writing Freddie Mac’s Executive Vice President of Human Resources of the identity of Executive’s subsequent employer(s) and Executive’s prospective job title and responsibilities prior to beginning employment. Executive agrees that this notice requirement shall remain in effect for twelve (12) months following the termination of Executive’s Freddie Mac employment.

D.      Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement prohibits or otherwise restricts you from: (1) making any disclosure of information required by law; (2) assisting any regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (4) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.

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V.	Consideration Given to Executive

In exchange for agreeing to be bound by the terms, conditions, and restrictions stated in this Agreement, Freddie Mac will provide the Executive with the following consideration, each of which itself is adequate consideration for Executive’s agreement to be bound by the provisions of this Agreement:

A.      Compensation Agreement. Freddie Mac has agreed to compensate Executive as Chief Operating Officer pursuant to the terms and conditions set forth in the August 13, 2009 memorandum agreement between Executive and Freddie Mac.

B.      Severance. In the event the Executive’s employment is terminated pursuant to circumstances that qualify the Executive for Severance, then the Executive shall receive Severance and other benefits in an amount equal to that provided to Freddie Mac’s senior executive officers pursuant to the terms of an applicable severance policy in effect as of the date of Executive’s termination of employment provided, that Executive shall receive Severance of no less than twelve (12) months. Executive’s receipt of Severance is contingent on any legally required approval from the Director of the Federal Housing Finance Agency.

VI.	Compliance with the Code of Conduct and Corporate Policies

As a Freddie Mac employee, Executive will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 3-206, Personal Securities Investments Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. Executive agrees to fully comply with the Code and the Policy.

VII.      Absence of Any Conflict of Interest

Executive represents that Executive does not have any confidential information, trade secrets or other proprietary information that Executive obtained as the result of Executive’s employment with another employer that Executive will be using in Executive’s position at Freddie Mac. Executive also represents that Executive is not subject to any employment, confidentiality or stock grant agreements, or any other restrictions or limitations imposed by a prior employer, which would affect Executive’s ability to perform the duties and responsibilities of Chief Operating Officer of Freddie Mac and that Executive has provided Freddie Mac with copies of any such agreements or limitations so that Freddie Mac can make an independent judgment that Executive’s employment with Freddie Mac is not inconsistent with any of its terms.

Executive further agrees to be bound by, and comply fully with, his/her obligations under the Personal Securities Investments Policy. Executive agrees to consult with Freddie Mac’s Chief Compliance Officer as soon as practical prior to beginning employment about any investments that Executive or a “covered household member,” as that term is defined in the

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Policy, may have that may be prohibited by the Policy. Executive also agrees to disclose prior to beginning employment any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, prior to beginning employment, Executive agrees to disclose to Freddie Mac’s Human Resources Division the terms of any employment, confidentiality or stock grant agreements to which Executive may currently be subject that may affect Executive’s future employment or recruiting activities so that Freddie Mac may ensure that Executive’s employment by Freddie Mac and conduct as a Freddie Mac employee are not inconsistent with any of their terms.

VIII.      Affect of Termination of Employment

In the event that your employment terminates for any reason, you agree that you shall be deemed to have resigned, effective as of the date of such termination of employment with Freddie Mac and from all positions, titles, duties, authorities and responsibilities arising out of or relating to your employment, including any directorships or fiduciary positions to which your were serving at the request of, or appointment by, Freddie Mac. You also agree that you will execute any such documents and take any such further steps as Freddie Mac’s Board of Directors reasonably may ask of you to effectuate such resignations.

IX.	Reservation of Rights

Executive agrees that nothing in this Agreement constitutes a contract or commitment by Freddie Mac to continue Executive’s employment in any job position for any period of time, nor does anything in this Agreement limit in any way Freddie Mac’s right to terminate Executive’s employment at any time for any reason.

X.	Enforcement

A.      Executive acknowledges that Executive may be subject to discipline, up to and including termination of employment, for Executive’s breach or threat of breach of any provision of this Agreement.

B.      Executive agrees that irreparable injury will result to Freddie Mac’s business interests in the event of breach or threatened breach of this Agreement, the full extent of Freddie Mac’s damages will be impossible to ascertain, and monetary damages will not be an adequate remedy for Freddie Mac. Therefore, Executive agrees that in the event of a breach or threat of breach of any provision(s) of this Agreement, Freddie Mac, in addition to any other relief available, shall be entitled to temporary, preliminary, and permanent equitable relief to restrain any such breach or threat of breach by Executive and all persons acting for and/or in concert with Executive, without the necessity of posting bond or security, which Executive expressly waives.

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C.      Executive agrees that each of Executive’s obligations specified in this Agreement is a separate and independent covenant, and that all of Executive’s obligations set forth herein shall survive any termination, for any reason, of Executive’s Freddie Mac employment. To the extent that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is overbroad, that provision shall be limited and enforced to the extent permitted by applicable law. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid under applicable law, the validity of the remaining obligations will not be affected thereby and only the unenforceable or invalid obligation will be deemed not to be a part of this Agreement.

D.      This Agreement is governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflict-of-law provisions. Executive agrees that any action related to or arising out of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia, and Executive hereby irrevocably consents to personal jurisdiction and venue in such court and to service of process by United States Mail or express courier service in any such action.

E.      If any dispute(s) arise(s) between Freddie Mac and Executive with respect to any matter which is the subject of this Agreement, the prevailing party in such dispute(s) shall be entitled to recover from the other party all of its costs and expenses, including its reasonable attorneys’ fees.

Executive has been advised to discuss all aspects of this Agreement with Executive’s private attorney. Executive acknowledges that Executive has carefully read and understands the terms and provisions of this Agreement and that they are reasonable. Executive signs this Agreement voluntarily and accepts all obligations contained in this Agreement in exchange for the consideration to be given to Executive as outlined above, which Executive acknowledges is adequate and satisfactory, and which Executive further acknowledges Freddie Mac is not otherwise obligated to provide to Executive. Neither Freddie Mac nor its agents, representatives, directors, officers or employees have made any representations to Executive concerning the terms or effects of this Agreement, other than those contained in this Agreement.

By:		Date:

Bruce M. Witherell

Compensation Terms — August 13, 2009

Attachment C
Recapture Agreement
Triggering Event	The recapture will be triggered if, at any time during the executive’s employment with Freddie Mac (or, under certain circumstances after termination of the executive’s employment, as described below), the Board determines and notifies you in writing that any of the following (“Triggering Events”) occurred:

	1.	The executive has obtained a legally binding right to bonus or incentive payment based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

	2.	The executive’s employment with Freddie Mac is terminated for “cause” under subclauses (i) or (iv) as defined below or, within two years of the termination of the executive’s employment at Freddie Mac, the Board makes a determination that circumstances existed at the time of the executive’s termination that would have justified termination for cause under subclauses (i) or (iv) or the executive was later convicted of or pleaded nolo contendere to a felony committed before the termination date and such felony resulted in material business or reputational harm to Freddie Mac.

	3.	The executive’s employment with Freddie Mac is terminated for “cause” under subclauses (ii) or (iii) as defined below, or within two years of the termination of the executive’s employment at Freddie Mac, the Board makes a determination that circumstances existed at the time of the executive’s termination that would have justified a termination for cause under subclauses (ii) or (iii) as defined below and that actions of the executive resulted in material business or reputational harm to Freddie Mac.

Definition of Cause	For purposes of this Recapture Agreement, “cause” shall mean the occurrence of one or more of the following:

(i) The executive is convicted of or pleads nolo contendere to a charge of a felony or any crime involving moral turpitude;

(ii) In carrying out his duties, the executive engages in conduct that constitutes gross neglect or gross misconduct or any material violation of applicable Freddie Mac rule or policy, including any

Compensation Terms — August 13, 2009

policy relating to investment by Freddie Mac employees in securities, the violation of which amounts to gross neglect or gross misconduct;

(iii) The executive materially breaches any provision of the Memorandum Agreement dated August 13, 2009 from Charles E. Haldeman to the executive; or

(iv) Any other willful or malicious misconduct on the executive’s part that is substantially injurious to Freddie Mac.

•	In each case, “cause” shall not exist unless and until Freddie Mac shall have provided: (i) reasonable notice to the executive setting forth Freddie Mac’s intention to make a determination that an event set forth in subclauses (i), (ii), (iii) or (iv) has occurred; (ii) where remedial action is appropriate and feasible, a reasonable opportunity for the executive to take such action; (iii) an opportunity for the executive, together with the executive’s counsel, to be heard before the Board; and (iv) executive with a copy of a resolution duly adopted by a majority of the entire Board of Directors at a meeting of the Board of Directors called and held for such purpose finding that in the good faith opinion of the Board an event set forth in subclauses (i), (ii), (iii) or (iv) has occurred. No act or failure to act by the executive will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of Freddie Mac.

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Recapture Period	1.	In the case of the first Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation (as defined below) paid to the Executive for up to two years prior to the Triggering Event.

	2.	In the case of the second Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation paid to the Executive for up to two years prior to the date that the executive is terminated or subsequent to the termination of employment.

	3.	In the case of the third Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation paid to the Executive at the time of termination of employment or subsequent to the date of termination.

Compensation Subject to Recapture	For purposes of this Recapture Agreement, “Recapture Eligible Compensation” shall consist of the following:

	1.	In the case of the first Triggering Event, Recapture Eligible Compensation consists of the annual short-term incentive (“STI”) (i.e., the annual bonus) and the annual long-term incentives (“LTI”).

	2.	In the case of the second and third Triggering Events, Recapture Eligible Compensation consists of the annual STI, the annual LTI and any severance benefits paid.

In the event that the executive is terminated for cause under any of the subclauses (i), (ii), (iii) or (iv) specified in the Definition of Cause above, the executive forfeits rights to any future payment of annual STI, LTI or severance benefits that might otherwise have been due pursuant to the terms of applicable plans or awards from the date of executive’s termination forward.

With respect to any recapture of compensation:

	•	A recapture of STI or other cash paid, for such compensation that the Board determines is subject to repayment, would require the executive to repay the gross amount of the compensation previously paid. Additionally, any further obligation of Freddie Mac to make payments under such plans could be cancelled.

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	•	A recapture of LTI or other stock-based award granted, for such awards that the Board determines, would require the executive to repay Freddie Mac the full fair market value of the award(s) based upon vesting date. Additionally, any unvested and/or unexercised stock-based awards could be cancelled.

	•	Base salary paid prior to the date of the Triggering Event is not subject to recapture.

	•	The executive’s assets acquired prior to employment by Freddie Mac or acquired from sources other than Freddie Mac directly are not subject to recapture under this agreement. The right to recapture is not retroactive prior to the date of employment.

Amount to be Recaptured	The Board has discretion to determine the appropriate amount required to be recaptured, if any, upon a Triggering Event, which is intended to be the compensation in excess of what Freddie Mac would have paid the executive had Freddie Mac taken into consideration the impact of the Triggering Event at the time such compensation was awarded.

Any disputes between the executive and Freddie Mac concerning the occurrence of a Triggering Event or the amount subject to recapture shall be determined exclusively in accordance with the substantive laws of the Commonwealth of Virginia, excluding provisions of the Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.
I agree to the terms of this Recapture Agreement

By:		Date:
Bruce M. Witherell